Q4 2025 EPS

Adjusted Earnings Per Share Impacts


Approx $0.55-0.60 of headwinds
> $0.40
~$0.25
~$0.15
~$0.15
Approx. $0.10
Prior Guidance
EPS Trajectory prior to 10/24
IT & Cloud Services Provider Outage
Government Shutdown
Fuel
Tax Rate
Updated Guidance

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Notes

- Core business trends were on a strong trajectory prior to headwinds beginning in late October
- October IT and cloud service outages are expected to reduce EPS by ~$0.25 due to lost revenue and higher costs from roughly 400 cancellations
- Gov't Shutdown, FAA-mandated flight cancellations and subsequent lost bookings are expected to reduce EPS by ~$0.15
- Higher economic fuel cost, now expected to be ~$2.65 vs prior midpoint of $2.55, is a ~$0.15 EPS headwind
- FY 2025 tax rate is now expected to be ~27%, resulting in an elevated Q4 tax rate of ~40% to 50% to reflect catch-up tax expense at this higher annual rate

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